EXHIBIT 4.2
FIRST AMENDMENT TO RIGHTS AGREEMENT
THIS FIRST AMENDMENT (the “Amendment”) dated October 26, 2005 is executed by and between Andrew Corporation, a Delaware corporation (the “Company”) and Computershare Investor Services LLC as successor Rights Agent (the “Rights Agent”) and hereby amends the Rights Agreement (the “Rights Agreement”) dated as of November 14, 1996, between the Company and Harris Trust and Savings Bank.
WHEREAS, the Company desires to amend the Rights Agreement to increase certain triggering thresholds for the determination of an Acquiring Person from 15% to 20%; and
WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company to adopt the proposed amendment without the approval of the Company’s stockholders; and
WHEREAS, on September 22, 2005, this Amendment to the Rights Agreement was adopted and approved by the Board of Directors of the Company in accordance with the provisions of the Rights Agreement; and
WHEREAS, capitalized terms used but not defined herein have the meanings assigned to such terms in the Rights Agreement;
NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:
1. Triggering Threshold Increase to 20%. Section 1(a) and Section 3(a) of the Rights Agreement and the Summary of Rights to Purchase Common Stock attached as Exhibit B to the Rights Agreement are hereby modified and amended by deleting all references to “20%” therein and substituting “15%” therefor.
2. The Company hereby represents and warrants that amendment of the Rights Agreement pursuant to this Amendment will not adversely affect the interests of the holders of Rights.
3. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.
4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.
5. This Amendment to the Rights Agreement shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ANDREW CORPORATION
By:	/s/ James F. Petelle
Name:	James F. Petelle
Title:	Vice President

COMPUTERSHARE INVESTOR SERVICES LLC, as successor Rights Agent
By:	/s/ Keith A. Bradley
Name:	Keith A Bradley
Title:	Vice President